PLAN OF ACQUISITION
LargeCap Value Fund II and
LargeCap Value Fund I

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that  LargeCap Value Fund
I series of the Fund ("LargeCap Value I") acquire all of the assets of
LargeCap Value Fund II series of the Fund ("LargeCap Value II") in exchange for the assumption by LargeCap Value I of all of the
liabilities of LargeCap Value II   and shares issued by LargeCap Value
I which are thereafter to be distributed by LargeCap Value II  pro rata to its shareholders in complete liquidation and termination of LargeCap
Value II  and in exchange for all of LargeCap Value II 's outstanding shares.
         LargeCap Value II  will transfer to LargeCap Value I, and
LargeCap Value I will acquire from  LargeCap Value II , all of the assets of LargeCap Value II  on the Closing Date and will assume from
LargeCap Value II  all of the liabilities of LargeCap Value II  in exchange for the issuance of the number of shares of  LargeCap Value I determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of  LargeCap
Value II  in complete liquidation and termination of  LargeCap Value II and in exchange for all of  LargeCap Value II 's outstanding shares.
LargeCap Value II  will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by
LargeCap Value II  in proper form prior to the Closing Date shall be fulfilled by  LargeCap Value II .  Redemption requests received by
LargeCap Value II  thereafter will be treated as requests for redemption of those shares of  LargeCap Value I allocable to the shareholder in question.
         LargeCap Value II  will declare, and LargeCap Value I may
declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, LargeCap Value I will issue to LargeCap
Value II  a number of full and fractional shares of LargeCap Value I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LargeCap Value
II .  The aggregate value of the net assets of  LargeCap Value II  and
LargeCap Value I shall be determined in accordance with the then current Prospectus of  LargeCap Value I as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on May 1, 2009, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LargeCap Value I or LargeCap Value II  to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, LargeCap Value II shall (a) distribute on a pro rata basis to the shareholders of record of LargeCap Value II  at the close of business on the Closing Date the shares of  LargeCap Value I received by LargeCap Value II  at the
Closing in exchange for all of  LargeCap Value II 's outstanding shares, and (b) be liquidated in accordance with applicable law and the
Fund's Articles of Incorporation.
         For purposes of the distribution of shares of LargeCap Value I to shareholders of LargeCap Value II , LargeCap Value I shall credit its books an appropriate number its shares to the account of each shareholder of LargeCap Value II . No certificates will be issued for shares of LargeCap Value I. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of  LargeCap Value II , shall be deemed for all purposes of the Fund's Articles of Incorporation and
Bylaws to evidence the appropriate number of shares of  LargeCap Value
I to be credited on the books of  LargeCap Value I in respect of such shares of LargeCap Value II  as provided above.
         Prior to the Closing Date,  LargeCap Value II  shall deliver to
LargeCap Value I a list setting forth the assets to be assigned, delivered and transferred to LargeCap Value I, including the securities then owned by LargeCap Value II  and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LargeCap Value I pursuant to this Plan.
         All of LargeCap Value II 's portfolio securities shall be
delivered by LargeCap Value II 's custodian on the Closing Date to
LargeCap Value I or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the
Investment Company Act of 1940, transferred to an account in the name of LargeCap Value I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LargeCap
Value II 's account at its custodian to LargeCap Value I's account at its custodian. If on the Closing Date LargeCap Value II  is unable to make good delivery to LargeCap Value I's custodian of any of LargeCap
Value II 's portfolio securities because such securities have not yet been delivered to LargeCap Value II 's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LargeCap Value II shall deliver to LargeCap Value I's custodian on or by said Closing
Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LargeCap Value I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by LargeCap Value I.
         This Plan may be abandoned and terminated by the Board of
Directors should they determine that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the
Board of Directors at any time.
         Except as expressly provided otherwise in this Plan, LargeCap
Value II  will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by Vice Chairman and Chief Executive Officer or its
Executive Vice President as of the 22nd day of December, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired Fund:
LargeCap Value Fund II

By: /s/ Ralph C. Eucher
Ralph C. Eucher, Vice Chairman and Chief Executive Officer

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring Fund:
LargeCap Value Fund I

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice President